Exhibit 99.1

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Paul Goldberg

Vice President - Investor Relations

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Adrian Sakowicz

Director of Communications

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DOVER ANNOUNCES SEGMENT LEADERSHIP CHANGES

Bill Spurgeon Named President and Chief Executive Officer of the

Engineered Systems Segment

Soma Somasundaram Promoted to President and Chief Executive Officer of Energy Segment

Downers Grove, Illinois, August 26, 2013 — Dover (NYSE: DOV) today announced leadership changes at two of its operating segments.

William W. “Bill” Spurgeon, Jr., President & Chief Executive Officer of Dover’s Energy segment, has been appointed to the role of President and Chief Executive Officer of the Engineered Systems segment, and S. “Soma” Somasundaram has been promoted to the role of President and Chief Executive Officer of the Energy segment. Mr. Spurgeon succeeds Thomas W. Giacomini, who has left the Company for a CEO role at a public global industrial company.

“I am pleased to announce the appointments of Bill and Soma to lead our Engineered Systems and Energy segments, respectively,” said Robert A. Livingston, Dover’s President and Chief Executive Officer. “This leadership transition exemplifies the strength of talent within Dover that allows us to maintain a strong position across all of the industries we serve. Bill and Soma combine for nearly three decades of service at Dover, and we fully expect a seamless transition. I look forward to working collaboratively with each of them as we continue to execute on our segment strategies and drive innovation to create value for our customers, employees and all of our stakeholders.”

Mr. Livingston concluded, “I want to thank Tom for helping position the Engineered Systems segment for continued success. We wish him all the best in his future endeavors.”

William (Bill) W. Spurgeon, Jr.

Bill Spurgeon has been with Dover since 1993 and has served in progressively senior positions. Prior to his new role at Engineered Systems, Mr. Spurgeon served as President and Chief Executive Officer of the Energy segment since 2011. Prior to joining Dover, he held a variety of roles including engineering and marketing at well-known industrial companies including GE. Bill is a member of the Executives’ Club of Chicago and The CEO Forum. Mr. Spurgeon graduated from the United States Military Academy-West Point and served 5 years in the US Army as a helicopter pilot. He earned his MBA from the University of Tennessee.

S. (Soma) Somasundaram

Soma Somasundaram has been with Dover since 2004, most recently serving as the Executive Vice President of Dover’s Energy segment since December 2011. Prior to that, he held a variety of senior leadership positions within Dover. Mr. Somasundaram began his career at Baker Hughes and progressed through a number of positions of increasing responsibility in businesses that served the energy, chemical, mining, sanitary and other process industries. He earned a M.S. in Industrial Engineering from University of Oklahoma and a B.S. in Mechanical Engineering from Anna University in Chennai, India. Mr. Somasundaram brings a strong global business background and skills having lived and worked in North America, Europe and Asia Pacific regions. He is a member of the Board of Directors of the World Affairs Council in Houston, TX, USA.

About Dover:

Dover is a diversified global manufacturer with annual revenues of over $8 billion. For over 50 years, Dover has been delivering outstanding products and services that reflect its market leadership and commitment to operational and technical excellence. The Company’s entrepreneurial business model encourages, promotes and fosters deep customer engagement which has led to Dover’s well-established and valued reputation for providing superior customer service and industry-leading product innovation. Dover focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Headquartered in Downers Grove, Illinois, Dover employs 35,000 people worldwide. Dover is traded on the New York Stock Exchange under “DOV.” Additional information is available on our website at www.dovercorporation.com.